Exhibit 10.12

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

PSH SHARE AGREEMENT

This PSH SHARE AGREEMENT, dated as of December 15, 2025 (this “Agreement”), is made by and among Pershing Square Holdco, L.P., a Delaware limited partnership (“HoldCo”), and the persons set forth on Exhibit A hereto under the heading “Name of Shareholder” (each, a “Shareholder”).

References herein to “HoldCo” shall include successors, as the context may require, including the “IPO Corporation” as defined in the Amended and Restated Agreement of Limited Partnership of HoldCo, dated as of May 31, 2024 (the “HoldCo A&R LPA”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Master Transaction Agreement (as defined below).

WHEREAS, HoldCo, Pershing Square Holdco GP, LLC, a Delaware limited liability company and the sole general partner of HoldCo (“HoldCo GP”), and the Investors entered into that certain Master Transaction Agreement, dated as of May 31, 2024, by and among HoldCo, HoldCo GP and the Investors party thereto (the “Master Transaction Agreement”);

WHEREAS, the HoldCo A&R LPA provides for a potential initial public offering or stock exchange direct listing of Equity Securities of HoldCo (the “HoldCo IPO”, and such Equity Securities, the “HoldCo Shares”);

WHEREAS, each Shareholder owns ordinary shares, no par value per share, of Pershing Square Holdings, Ltd., a Guernsey limited company (“PSH”, and such ordinary shares, the “PSH Shares”), directly and/or indirectly through one or more controlled and wholly owned vehicles set forth next to such Shareholder’s name on Exhibit A (each, a “Shareholding Vehicle”);

WHEREAS, in the event that an IPO Conversion (as defined in the HoldCo A&R LPA) is effected, each Shareholder desires to provide HoldCo the right, but not the obligation, to acquire from such Shareholder, directly or indirectly through acquisition of Shareholding Vehicles (as applicable) and on the terms and subject to the conditions set forth herein, the number of PSH Shares set forth next to such Shareholder’s name under the heading “Subject PSH Shares” in Exhibit A (with respect to each Shareholder, the “Subject PSH Shares”) in exchange for a number of HoldCo Shares as determined herein (collectively, the “Transactions”);

WHEREAS, the aggregate number of Subject PSH Shares represents approximately 26% of the total number of PSH Shares issued and outstanding as of September 30, 2025;

WHEREAS, PSH Shares are listed on the closed-ended investment funds category of the Official List of the UK Financial Conduct Authority and admitted to trading on the Main Market of the London Stock Exchange, and dealings in securities of PSH are consequently subject to Regulation (EU) No 596/2014 as amended by The Market Abuse (Amendment) (EU Exit) Regulations 2019 (“UK MAR”); and

WHEREAS, the Transactions are intended to be treated as tax-free contributions under Section 351 of the Code.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I
THE TRANSACTIONS

Section 1.1    The Rights. Upon the terms and subject to the conditions set forth herein, HoldCo shall have the right with respect to each Shareholder (the “Rights”), upon delivery of written notice (the “Notice”) to the Shareholders in its sole discretion at any time on or after the ninth anniversary of the consummation of an IPO Conversion of HoldCo, to acquire all, but not less than all, of the Subject PSH Shares, which may be delivered directly or indirectly through delivery of Shareholding Vehicles, provided that HoldCo shall not deliver the Notice at any time when HoldCo is in possession of “inside information” relating to PSH or PSH Shares as such term is defined in Article 7 of the UK MAR.  In exchange for the Subject PSH Shares, HoldCo shall issue to the applicable Shareholder a number of HoldCo Shares equal to:

(a) with respect to Subject PSH Shares delivered to HoldCo directly, the product of (i) the number of PSH Shares so delivered by such Shareholder multiplied by (ii) the ratio derived by dividing (x) the volume weighted average price per PSH Share in Dollars as reported by the London Stock Exchange (denominated in pence sterling, converted to pound sterling on a 100:1 ratio, and further converted to Dollars using the average Dollar to pound sterling exchange ratio, as reported by Bloomberg L.P., for each day measured) for the 20-trading-day period ending on the date of the Notice (the “Trailing PSH Price”), by (y) the volume weighted average price per HoldCo Share in Dollars as reported by the New York Stock Exchange for the 20-trading-day period ending on the date of the Notice (the “Trailing HoldCo Price”, and such ratio, the “Direct Exchange Ratio”); and

(b) with respect to Subject PSH Shares delivered to HoldCo indirectly through delivery of a Shareholding Vehicle, the product of (i) the number of PSH Shares held by such Shareholding Vehicle multiplied by (ii) the ratio derived by dividing (x) the amount equal to (A) the Trailing PSH Price plus (B) the amount of cash, if any, held by such Shareholding Vehicle arising from dividends paid with respect to such PSH Shares minus (C) the amount of accrued tax liability, if any, in respect of income realized from such dividends, by (y) the Trailing HoldCo Price (such ratio, the “Indirect Exchange Ratio”, and together with the Direct Exchange Ratio, the “Exchange Ratios”).

(c) If the Trailing PSH Price or Trailing HoldCo Price cannot be calculated on a particular date on the basis described above, then the Trailing PSH Price or Trailing HoldCo Price, as applicable, shall be the fair market value of the PSH Shares or HoldCo Shares, as applicable, on such date as determined by mutual agreement of the Shareholders and HoldCo, each acting in good faith.

(d) Notwithstanding Section 1.1(a) or (b), HoldCo and the Shareholders shall be entitled, by mutual agreement, each acting in good faith, to agree to a longer than 20-trading-day period ending on the date of the Notice for the purposes of establishing the Trailing PSH Price, including in the event HoldCo and the Shareholders conclude that third parties may have attempted to manipulate the price per PSH Share during the 20-trading-day period.

Section 1.2    Lock-Up; Permitted Transfers of PSH Shares.

(a) Lock-Up. Until the Closing is consummated, except as required by applicable law, no Shareholder shall transfer PSH Shares and/or ownership interests in any Shareholding Vehicle(s) to any other person other than to a Permitted Transferee or pursuant to a Permitted Tax Disposition, in each case after providing written notice to HoldCo.  As used herein, “Permitted Transferee” means, with respect to a Shareholder, (i) another existing Shareholder or Shareholding Vehicle subject to this Agreement, (ii) any family member of such Shareholder or any trust, estate planning or similar vehicle(s) wholly owned by such Shareholder and/or such Shareholder’s family members and (iii) any other person approved by HoldCo in writing in its sole discretion; provided, however, that no Shareholder may transfer any Shareholding Vehicle(s) to a Permitted Transferee unless 100% of the ownership interests in such Shareholding Vehicle(s) are so transferred; and provided further, that, in the case of any Permitted Transferee listed in clauses (ii) or (iii), such Permitted Transferee shall, concurrently with such transfer, enter into and be subject to and bound by all of the terms and conditions of this Agreement.  As used herein, “Permitted Tax Disposition” means, with respect to a Shareholder or Shareholding Vehicle, the disposition of the minimum whole number of PSH Shares (excluding, for the avoidance of doubt, any disposition of ownership interests in one or more Shareholding Vehicles) required to raise an amount of cash that is at least equal to any tax liabilities (without duplication of any such amounts taken into account for any prior Permitted Tax Disposition) incurred by such Shareholder or Shareholding Vehicle under applicable law with respect to such Shareholder’s or Shareholding Vehicle’s ownership of his, her or its Subject PSH Shares.  Any purported transfer of PSH Shares in contravention of this paragraph shall be void.

(b) Transfers of PSH Shares Among Shareholders. Upon receipt of written notice with respect to a transfer of PSH Shares to another existing Shareholder or Shareholding Vehicle, and without any further action on the part of any person, (i) Exhibit A shall be deemed amended to reflect the change in ownership of any transferred Shareholding Vehicle(s), if applicable, and (ii) Exhibit A shall be deemed amended to reduce the Subject PSH Shares of the disposing Shareholder and increase the Subject PSH Shares of the acquiring Shareholder, in each case, in the amount of the PSH Shares so transferred; provided, for the avoidance of doubt, that the aggregate number of Subject PSH Shares as of the date hereof shall not change as a result of any such transfer.  For the avoidance of doubt, no Shareholder may transfer to  another Shareholder any Shareholding Vehicle(s) unless 100% of the ownership interests in such Shareholding Vehicle(s) are so transferred.

(c) Permitted Tax Dispositions.  Upon receipt of written notice with respect to a Permitted Tax Disposition, and without any further action on the part of any person, Exhibit A shall be deemed amended to reduce the Subject PSH Shares of the disposing Shareholder in the amount of the PSH Shares so disposed.

(d) Other Transfers. In the event that a Shareholder or Shareholding Vehicle transfers PSH Shares and/or ownership interests in any Shareholding Vehicle(s) to any person other than another existing Shareholder or Shareholding Vehicle or pursuant to a Permitted Tax Disposition, Exhibit A shall not be amended to reflect such transfer and such Shareholder’s aggregate Subject PSH Shares shall remain the same except as otherwise agreed by HoldCo.

Section 1.3    Adjustments to the Exchange Ratios. In the event the measurement period for the Exchange Ratios follows the announcement by PSH or HoldCo of the outstanding number of PSH Shares or HoldCo Shares, as applicable, being increased, decreased, changed into or exchanged for a different number or kind of securities as a result of (i) a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar structure change in capitalization, or (ii) an extraordinary dividend or distribution, and the applicable record date for such event shall not have occurred prior to such measurement period, an appropriate and proportionate adjustment shall be made to the Exchange Ratios such that the Transactions shall have the same economic effect on HoldCo and each Shareholder as contemplated by this Agreement prior to such event.  Further, in the event the measurement period for the Exchange Ratios follows the announcement by PSH or HoldCo of a dividend or distribution on the PSH Shares or HoldCo Shares, as applicable, and the applicable ex-dividend date shall not have occurred prior to such measurement period, then the Exchange Ratio shall be properly adjusted to take into account ex-dividend trading.

Section 1.4    Obligations of Shareholders Several. The obligations of each Shareholder under this Agreement shall be several and not joint.  Notwithstanding anything herein to the contrary, no Shareholder shall have any liability or responsibility whatsoever for the representations, warranties, covenants, conditions or obligations of any other Shareholder hereunder, and this Agreement shall be deemed to represent a separate agreement between HoldCo and each respective Shareholder with respect to all terms and conditions hereunder.

Section 1.5    Closing.

(a) The consummation of the Transactions shall take place by electronic exchange of documents on such date and at such time specified by HoldCo in its sole discretion in the Notice, or the soonest date thereafter that all conditions set forth in Article IV have been satisfied or waived (excluding any such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) (the “Closing”).

(b)	At the Closing, each Shareholder shall deliver or cause to be delivered to HoldCo:

(i) with respect to each Shareholder, all such Shareholder’s Subject PSH Shares, including one or more certificates (or other applicable evidence or instruments) representing (i) the number of PSH Shares delivered directly by such Shareholder and, if applicable, (ii) 100% of the ownership interests in the Shareholding Vehicle(s) delivered by such Shareholder, in each case duly endorsed in blank or accompanied by stock powers duly executed in blank in proper form for transfer, by duly executed broker instruction or by other appropriate instrument of sale, assignment and transfer with respect to such PSH Shares and 100% of the ownership interests in such Shareholding Vehicle(s), as applicable; and

(ii) with respect to each Shareholder delivering any Shareholding Vehicle(s), evidence of the withdrawal of such Shareholder in its capacity as a member, partner or other owner of any interests in the applicable Shareholding Vehicle(s) contributed by such Shareholder.

(c)	At the Closing, HoldCo shall deliver or cause to be delivered to each Shareholder:

(i) evidence of such Shareholder’s ownership of the number of HoldCo Shares to be issued to such Shareholder, as calculated pursuant to Section 1.1; and

(ii) with respect to each Shareholding Vehicle delivered by such Shareholder, evidence of HoldCo’s agreement to be bound as a party to the Organizational Documents of such Shareholding Vehicle in connection with the admission of HoldCo as sole member, partner or similar owner thereof in place of the applicable Shareholder.

(d) At the Closing and simultaneously with the admission of HoldCo to the Shareholding Vehicle(s), the applicable Shareholders will cease to be members, partners or similar owners of the Shareholding Vehicle(s) and shall have no further liabilities with respect to such Shareholding Vehicle(s).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF HOLDCO

HoldCo represents and warrants to each Shareholder as of the date hereof and as of the Closing as follows:

Section 2.1    Organization and Power.

(a) HoldCo is a limited partnership duly organized (or a corporation duly incorporated, as applicable), validly existing and in good standing under the Laws of the State of Delaware or the State of Nevada, as applicable.  HoldCo has the requisite power and authority necessary to own or lease and to operate its properties and assets and to carry on its business as currently conducted, except where the failure to hold such power and authority would not, individually or in the aggregate, reasonably be expected to be materially adverse to the operation of the business of HoldCo following the Closing, or prevent or materially delay the consummation of the Transactions.  HoldCo has made available to the Shareholders true and complete copies of its Organizational Documents as in effect on the date hereof and immediately prior to the Closing.  HoldCo is not in violation of any material provision of its Organizational Documents in any material respect.

(b) HoldCo is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it require such qualification, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be materially adverse to the operation of the business of HoldCo following the Closing, or prevent or materially delay the consummation of the Transactions.

Section 2.2    Capitalization; Duly Authorized Interests. All of the HoldCo Shares to be issued to such Shareholder pursuant to this Agreement are or will be duly authorized and are or will be validly issued and outstanding, and free and clear of all Liens (other than restrictions on transfer set forth in the Organizational Documents of HoldCo or arising under applicable securities Laws).  Other than as contemplated by this Agreement, the Master Transaction Agreement or the Ancillary Documents (or as otherwise disclosed to the Shareholders prior to Closing), there are no preemptive or other outstanding rights, options, warrants, agreements, arrangements or commitments of any character under which any Person is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, or receive any amount or property valued by reference to, HoldCo Shares, nor are there any securities or obligations exercisable or exchangeable for, or convertible into, HoldCo Shares.  Other than as contemplated by this Agreement or pursuant to customary “lock-up” agreements with underwriters that may be entered into in connection with the HoldCo IPO, the Master Transaction Agreement and the Ancillary Documents (or as otherwise disclosed to the Shareholders prior to Closing), HoldCo is not party to any Contract with respect to the voting, purchase, dividend rights, disposition or transfer of HoldCo Shares.

Section 2.3    Authority; Enforceability of Agreement. HoldCo has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement, to perform its obligations hereunder, and to consummate the Transactions.  The execution, delivery and performance by HoldCo of this Agreement has been duly and validly authorized and approved by all required actions on the part of HoldCo, including any necessary approvals or consents in accordance with Section 2.5.  This Agreement has been duly executed and delivered by HoldCo and (assuming due authorization, execution and delivery by the Shareholders) shall constitute valid and binding obligations of HoldCo, enforceable against HoldCo in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a Litigation or any other proceeding in equity or at law).

Section 2.4    No Violation. The execution, delivery and performance by HoldCo of this Agreement will not: (i) violate, conflict with or result in a breach or default under any provision of the Organizational Documents of HoldCo; (ii) violate any applicable Law; (iii) violate or result in a breach of or constitute a default under, or require the consent of any third party under, or result in or permit the termination of any provision of or right, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, any Contract; or (iv) result in the creation of, or require the creation of, any Lien upon any properties or assets of HoldCo, except for, in the case of clauses (ii) through (iv), any violation, breach, conflict, default or right of termination, cancellation, redemption, payment, acceleration or Lien that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the operation of the business of HoldCo following the Closing, or prevent or materially delay the consummation of the Transactions.

Section 2.5    Authorizations and Consents. All required consents and approvals on its part to effect the Transactions have been obtained.  No Governmental Consents are required to be obtained or made by HoldCo in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except those which if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect to the operation of the business of HoldCo following the Closing, or prevent or materially delay the consummation of the Transactions.

Section 2.6    No Securities Act Registration. Assuming the accuracy of the representations of each party contained in this Agreement, it is not necessary in connection with the offer, issuance, sale or delivery to the Shareholders of HoldCo Shares to register any HoldCo Shares to be delivered pursuant to this Agreement under the Securities Act.

Section 2.7    Acquisition for Own Account. HoldCo is acquiring the PSH Shares and ownership interests in the Shareholding Vehicles for its own account and not with a view towards distribution.

Section 2.8    Qualified Status. HoldCo is both an “accredited investor” as defined in Regulation D under the Securities Act and a “qualified purchaser” as defined in the Investment Company Act.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder severally and not jointly represents and warrants to HoldCo as of the date hereof (except as otherwise specified in this Article III) and as of the Closing that:

Section 3.1    Organization and Power. Such Shareholder (if such Shareholder is a legal entity) is duly organized, validly existing and in good standing under the Laws of its State of organization (as applicable). Such Shareholder, as an entity or in his or her individual capacity, has full power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Transactions, to own or lease its properties and assets and, in the case of an entity, to conduct its business as it is now being conducted.

Section 3.2    Shareholding Vehicle(s). Each Shareholding Vehicle to be contributed by such Shareholder is duly organized, validly existing and in good standing under the Laws of its State of organization.  Such Shareholding Vehicle has full power and authority to own its assets and to conduct its business as it is now being conducted.  Immediately prior to the Closing, the assets of such Shareholding Vehicle shall be comprised solely of the PSH Shares, and such Shareholding Vehicle shall have no liabilities other than tax liabilities relating to such PSH Shares.

Section 3.3    Authorization and Enforceability. Such Shareholder, as an entity or in his or her individual capacity, has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly executed and delivered by such Shareholder and (assuming due authorization, execution and delivery by HoldCo) will constitute a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a Litigation or any other proceeding in equity or at law).

Section 3.4    Valid Ownership. Such Shareholder shall, immediately prior to the Closing, have good and valid title to the PSH Shares to be directly contributed by such Shareholder, free and clear of all Liens other than restrictions on transfers under applicable securities Laws.  Such Shareholder shall, immediately prior to the Closing, have good and valid title to 100% of the ownership interests in the Shareholding Vehicle(s) to be contributed by such Shareholder.  Such Shareholding Vehicle(s) shall, immediately prior to the Closing, have good and valid title to the PSH Shares held by such Shareholding Vehicle(s), and such ownership interests and such PSH Shares shall, immediately prior to the Closing, be free and clear of all Liens other than restrictions on transfers under applicable securities Laws.

Section 3.5    No Violation. The execution, delivery and performance by such Shareholder of this Agreement will not: (i) violate, conflict with or result in a breach or default under any provision of the Organizational Documents of such Shareholder, in the case of an entity, and/or its Shareholding Vehicle(s) (as applicable); (ii) violate any applicable Law; (iii) violate or result in a breach of or constitute a default under, or require the consent of any third party under, or result in or permit the termination of any provision of or right, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, any Contract to which such Shareholder and/or any of its Shareholding Vehicle(s) (as applicable) is a party; or (iv) result in the creation of, or require the creation of, any Lien upon any of its PSH Shares or Shareholding Vehicle(s), except for, in the cases of clauses (ii) and (iii) any violation, breach, conflict, default or right of termination, cancellation, redemption, payment or acceleration that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 3.6    No Securities Act Registration. Such Shareholder understands that the HoldCo Shares to be issued to him, her or it hereunder have not been registered under the Laws of any jurisdiction (including the Securities Act, the Laws of any state of the United States of America or the Laws of any foreign jurisdiction).  Such Shareholder also understands that such HoldCo Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon the Shareholders’ representations contained in this Agreement.

Section 3.7    Acquisition for Own Account. Such Shareholder is acquiring the HoldCo Shares to be issued to him, her or it hereunder for his, her or its own account and not with a view toward their distribution.

Section 3.8    Qualified Status. Such Shareholder is an “accredited investor” as defined in Regulation D under the Securities Act.

ARTICLE IV
CONDITIONS TO CLOSING

Section 4.1    Conditions to Each Party’s Obligation to Effect the Transactions. Subject to Section 1.4, the obligations of HoldCo to effect the Transactions with respect to any particular Shareholder and the obligations of such Shareholder to effect the Transactions to which such Shareholder is a party shall be subject to the conditions set forth below.  For the avoidance of doubt, there shall be no cross-conditioning among, on the one hand, the consummation of the Transactions as between HoldCo and any particular Shareholder and, on the other hand, the consummation of the Transactions as between HoldCo and any other Shareholder(s).

(a) No judgment, order, decree, ruling, or charge shall have been entered in any action, suit, or proceeding before any court or Governmental Authority having jurisdiction over any party, and no preliminary or permanent injunction by any court or Governmental Authority shall have been issued, which would have the effect of (i) making the Transactions illegal, or (ii) otherwise preventing the consummation of the Transactions.

(b)	The ninth anniversary of the consummation of an IPO Conversion of HoldCo has elapsed.

(c) Consummation of the Transactions will not result in a “Change in Control” as defined in the PSH Bond Indentures or any other event of default or breach thereunder.  As used herein, “PSH Bond Indentures” means: (i) the Senior Notes Indenture, dated October 1, 2021, among PSH, The Bank of New York Mellon (“BNYM”), as Trustee, Paying Agent, Registrar and Transfer Agent and BNYM, London Branch (“BNYM London”), as Principal Paying Agent, with respect to the 1.375% Senior Notes due 2027; (ii) the Senior Notes Indenture, dated October 1, 2021, among PSH, BNYM, as Trustee, Paying Agent, Registrar and Transfer Agent and BNYM London, as Principal Paying Agent, with respect to the 3.250% Senior Notes due 2031; (iii) the Senior Notes Indenture, dated November 2, 2020, among PSH, BNYM, as Trustee, Paying Agent, Registrar and Transfer Agent and BNYM London, as Principal Paying Agent, with respect to the 3.250% Senior Notes due 2030; (iv) the Senior Notes Indenture, dated August 26, 2020, between PSH and BNYM, as Trustee, Paying Agent, Registrar and Transfer Agent, with respect to the 3.00% Senior Notes due 2032; and (v) the Senior Notes Indenture, dated July 25, 2019, between PSH and BNYM, as Trustee, Paying Agent, Registrar and Transfer Agent, with respect to the 4.95% Senior Notes due 2039.

Section 4.2    Conditions to Each Shareholder’s Obligation to Effect the Transactions. Subject to Section 1.4, the obligations of each Shareholder to effect the Transactions to which such Shareholder is a party shall be subject to the conditions set forth below.  For the avoidance of doubt, there shall be no cross-conditioning among, on the one hand, the consummation of the Transactions as between HoldCo and any particular Shareholder and, on the other hand, the consummation of the Transactions as between HoldCo and any other Shareholder(s).

(a) Such Shareholder has received a written opinion from a tax advisor of recognized national standing to the effect that the Transactions should be treated as tax-free contributions under Section 351 of the Code.

ARTICLE V
TERMINATION

Section 5.1    Termination. This Agreement will terminate automatically on the earlier of (i) the Closing or (ii) the day following the tenth anniversary of the consummation of an IPO Conversion of HoldCo.

ARTICLE VI
MISCELLANEOUS

Section 6.1    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered, if delivered personally, (ii) on the date the delivering party receives an affirmative confirmation (excluding automatic acknowledgement of receipt) from the receiving party of such notice or its counsel, if delivered by email to the address listed below with respect to such receiving party (or at such other email address for such receiving party as may be specified in a notice by or behalf by the receiving party given in accordance with this Section 6.1), (iii) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (iv) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the receiving party at the address listed below with respect to such receiving party (or at such other address for such receiving party as may be specified in a notice by or behalf by the receiving party given in accordance with this Section 6.1):

Notices to HoldCo shall be delivered to:

787 Eleventh Avenue, 9th Floor New York, NY 10019 Attn: Chief Legal Officer Email: [email address]

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004
Attention:	Scott D. Miller Ken Li
Email:	[email address] [email address]

Notices to William A. Ackman (“Founder”) shall be delivered to:

787 Eleventh Avenue, 9th Floor New York, NY 10019 Attn: Chief Legal Officer Email: [email address]

With copies (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP 200 Liberty Street New York, NY 10281 Attn: Gregory P. Patti Jr. Email: [email address]

and

Founder 787 Eleventh Avenue, 9th Floor New York, NY 10019 Attn: William A. Ackman Email: [email address]

Notices to other Shareholders shall be delivered to the address set forth next to each Shareholder’s name on the applicable signature pages to this Agreement.

Section 6.2    Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims or disputes (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the domestic substantive Laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Nevada, including statutes of limitations.

Section 6.3    Entire Agreement. This Agreement, together with the Exhibits to this Agreement, constitute the entire understanding and agreement of the parties relating to the subject matter in this Agreement and supersede all prior contracts or agreements, among the parties, whether oral or written.

Section 6.4    Severability. Should any provision of this Agreement or the application of any provision of this Agreement to any Person or circumstance be held invalid, illegal or unenforceable to any extent: (i) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability, illegality or prohibition and shall be enforced to the greatest extent permitted by Law; (ii) such unenforceability, illegality or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (A) to other Persons or circumstances or (B) in any other jurisdiction; and (iii) such unenforceability, illegality or prohibition shall not affect or invalidate any other provision of this Agreement.

Section 6.5    Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Founder and HoldCo, or in the case of a waiver, by the party granting the waiver (it being acknowledged and agreed that the Founder may, in his sole discretion, approve any such amendment or grant any such waiver on behalf of himself and the other Shareholders).  Notwithstanding the foregoing, the written consent of a Shareholder other than the Founder shall be required with respect to, and only with respect to, an amendment or waiver of the Exchange Ratios and/or the right to receive HoldCo Shares that does not apply equally to all Shareholders and that would reduce the number of HoldCo Shares received by that Shareholder relative to the number of HoldCo Shares received by other Shareholders who are unaffected by such amendment or waiver.  No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege or shall any single or partial exercise of such right, power or privilege preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

Section 6.6    Effect of Waiver or Consent. No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party under this Agreement.  No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise of such right or power or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights under this Agreement until the applicable statute of limitation period has run.

Section 6.7    Assignability. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.  No assignment of this Agreement or of any rights or obligations under this Agreement may be made by any party, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties and any attempted assignment without the required consents shall be void.  Notwithstanding the foregoing, the consent of the other parties hereto shall not be required for an assignment by HoldCo of all of its obligations hereunder to the IPO Corporation or to a new ultimate publicly-traded holding company of HoldCo.

Section 6.8    Arbitration. The parties to this Agreement agree that in the event of any dispute arising between the parties arising out of or relating to this Agreement or its breach, such dispute shall be settled by arbitration to be conducted in New York, New York in accordance with the Commercial Arbitration Rules (except as modified below) of the American Arbitration Association and with the Expedited Procedures thereof (collectively, the “Rules”).  Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be a retired judge who is experienced in deciding cases concerning the matter which is the subject of the dispute. Each of the parties agrees that in any such arbitration the award shall be made in writing no more than 30 days following the end of the proceeding. Any award rendered by the arbitrator shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. The prevailing party (as determined by the arbitrator) shall in addition be awarded by the arbitrator such party’s own attorney’s fees and expenses in connection with such proceeding.  The non-prevailing party (as determined by the arbitrator) shall pay the fees and expenses of the arbitration.

Section 6.9    Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

Section 6.10    Counterparts. This Agreement may be executed in any number of counterparts (including counterparts transmitted via facsimile or in .pdf or similar format) with the same effect, subject to Section 1.4, as if all signatory parties had signed the same document. Subject to Section 1.4, all counterparts shall be construed together and shall constitute one and the same instrument.

Section 6.11    Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such expenses.

Section 6.12    Further Assurances. Each party agrees to execute such documents and other papers and use its commercially reasonable efforts to perform or cause to be performed such further acts as may be reasonably required to carry out the provisions contained in this Agreement, including to use its reasonable best efforts to cause the Transactions to be treated as a tax-free contribution under Section 351 of the Code and to facilitate the delivery of the tax opinion described in Section 4.2(a) and, in the case of HoldCo, to establish a new ultimate publicly traded holding company of HoldCo.  If at any time after the Closing any further action is necessary or desirable to fully effect the Transactions, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PERSHING SQUARE HOLDCO, L.P.
By: Pershing Square Holdco GP, LLC, its sole general partner

By:	/s/ William A. Ackman
	Name:	William A. Ackman
	Title:	Authorized Signatory

[Signature Page to PSH Share Agreement]

WILLIAM A. ACKMAN

By:	/s/ William A. Ackman
	Name:	William A. Ackman

Address for Notices:

787 Eleventh Avenue, 9th Floor New York, NY 10019

[Signature Page to PSH Share Agreement]

NICHOLAS BOTTA

By:	/s/ Nicholas Botta
	Name:	Nicholas Botta

Address for Notices:

[Signature Page to PSH Share Agreement]

RYAN ISRAEL

By:	/s/ Ryan Israel
	Name:	Ryan Israel

Address for Notices:

787 Eleventh Avenue, 9th Floor New York, NY 10019

[Signature Page to PSH Share Agreement]

EXHIBIT A

[***]